EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Hawkeye Systems, Inc.

We consent to the inclusion in the Form S-1 Registration Statement of Hawkeye Systems, Inc. (the “Company”) on Post-Effective Amendment No. 1, our report dated December 6, 2019 relating to our audit of the balance sheets as of June 30, 2019 and 2018, and statements of operations, stockholders’ deficit and cash flows for the years ended June 30, 2019 and 2018. Our report dated December 6, 2019, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

January 24, 2020